EXHIBIT 2.1

                       SHARE-FOR-SHARE EXCHANGE AGREEMENT

SHARE-FOR-SHARE EXCHANGE AGREEMENT made this 5th day of May, 2005 by and among CAPITAL SOLUTIONS I, INC. a Delaware corporation (the "Corporation") and BEDROCK HOLDINGS, INC., a Florida Corporation ("Bedrock"), together with each of the Bedrock Shareholders (as hereinafter defined).

                                    RECITALS:

A. The Corporation has offered to issue 300,000,000 shares of its common stock, $.0000001 par value (the "Common Stock), to the holders of shares of the capital stock of Bedrock (the "Bedrock Shareholders") in exchange for their contribution to the Corporation of all of the issued and outstanding capital stock of Bedrock (the "Bedrock Shares") and to certain other individuals who have offered and continue to offer valuable services to Bedrock and the Corporation (the "Service Providers").

B. The respective Boards of Directors of the Corporation and Bedrock have determined that, subject to the terms, conditions, agreements, representations and warranties set forth herein, the exchange contemplated herein will serve the general welfare and advantage of their respective businesses.

C. Subject to the terms and conditions set forth herein, the Bedrock Shareholders desire to contribute all of the shares of Bedrock capital stock for shares of Common Stock in the manner hereinafter set forth herein.

D. Subject to the terms and conditions set forth herein, the Service Providers agree to accept shares of the Corporation's common stock as full and final payment for services offered up to and including the day of Closing.

E. The exchange is intended to comply with the requirements of Section 368 of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder and the interpretive rulings issued pursuant thereto.

NOW, THEREFORE, in consideration of the foregoing recitals, as well as the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I
                               EXCHANGE PROVISIONS

         1.1 CONTRIBUTION.

Subject to the terms and conditions hereinafter set forth:

                  (a) Each Bedrock Shareholder agrees to contribute, transfer, assign and convey at Closing all of their Bedrock Shares to the Corporation, together with all other rights, claims and interests he or she may have with respect to Bedrock or its respective assets, and all claims he may have against its officers and directors, including, but not limited to, all rights to unpaid dividends and all claims and causes of action arising from or in connection with the ownership of Bedrock Shares or its issuance, excluding any right, claim or interest of same arising under this Agreement or in connection with the transaction contemplated by this Agreement. Each Bedrock Shareholder shall deliver to Bedrock all of his stock certificates representing the Bedrock Shares, together with a stock power therefore, duly executed in blank, to be held by Bedrock for delivery at Closing; and

                  (b) The Corporation agrees to issue to each Bedrock Shareholder at Closing certain shares of newly-issued Common Stock for each share of Bedrock capital stock transferred to the Corporation pursuant to
Section 1.1(a).

                  (c) The Corporation agrees to issue to each Service Provider at Closing certain shares of newly-issued Common Stock in exchange for a release of all claims for payment which is due or may be due for services rendered to Bedrock through and including the day of Closing.

Schedule 1.1 sets forth the name of each Bedrock Shareholder, the number of shares each owns as of the date of this Agreement and the name of each Service Provider and the number of shares of Common Stock each Bedrock Shareholder and Service Provider will receive at Closing.

         1.2 NO REGISTRATION.

                  (a) Each of the Bedrock Shareholders and each of the Service Providers acknowledges and agrees that:

                           (i) The Common Stock to be issued to the Bedrock
Shareholders (the "Exchanged Corporation Stock") and to the Service Providers is being issued to Bedrock Shareholders and Service Providers without registration under applicable federal and state securities laws in reliance upon certain exemptions from registration under such securities laws;

                           (ii) He has had the opportunity to ask questions of
and receive answers from the Corporation, Bedrock and their respective executive officers concerning their businesses and the Exchanged Corporation Stock and all such inquiries have been completed to his satisfaction;

                           (iii) Each certificate representing shares of the
Exchanged Corporation Stock will bear a legend restricting its transfer, sale, conveyance or hypothecation, unless such Exchanged Corporation Stock is either registered under applicable securities laws or an exemption from such registration is applicable, and provided that if an exemption from registration is claimed, the Corporation may require an opinion of legal counsel that, as a result of such exemption, registration under the securities laws is not required to transfer, sell, convey or hypothecate such Exchanged Corporation Stock;

                           (iv) He shall not transfer any Exchanged Corporation
Stock except in compliance with all applicable securities laws;

                           (v) He has a pre-existing personal or business
relationship with Bedrock or its officers, directors, agents or controlling persons, or with the Corporation, its officers, directors, agents or controlling persons, and has relied, if at all, on the advice of such persons in electing to participate in the transaction herein contemplated and not on any representations of the Corporation other than those expressly set forth herein, or by reason of his business or financial experience could be reasonably assumed to have the capacity to protect his own interest in connection with the transaction;

                           (vi) He is acquiring the Exchanged Corporation Stock
for his own account, for investment purposes only and not with a view to the sale or distribution thereof;

                           (vii) He has not received any general solicitation or
general advertising regarding the acquisition of the Exchanged Corporation Stock; and

                           (viii) He is capable of evaluating the merits and
risks of an investment in the Common Stock because he is a sophisticated investor by virtue of his prior investments and has experience in investments similar in nature to the Common Stock, including investments in unlisted and unregistered securities, and has knowledge and experience in financial and business matters in general.

                  (b) The Corporation acknowledges and agrees that:

                           (i) The Bedrock capital stock is being transferred to
the Corporation without registration under applicable securities laws in reliance upon certain exemptions from registration from such securities laws;

                           (ii) All certificates representing the Bedrock
capital stock bear legends restricting its transfer, sale, conveyance or hypothecation, unless such Bedrock capital stock is either registered under the applicable securities laws, or an exemption from such registration is applicable;

                           (iii) The Corporation shall not transfer any Bedrock
capital stock except in compliance with all applicable securities laws; and

                           (iv) The Corporation is acquiring the Bedrock capital
stock for its own account for investment purposes only and not with a view to the sale or distribution thereof.

         1.3 CLOSING. Consummation of the contemplated transaction shall take place on the date that all the conditions set forth herein are satisfied or waived by the appropriate parties at the offices of the Corporation or its counsel or at another time or date that is mutually agreeable to the parties hereto, or on such other date at such other time as may be mutually agreed upon in writing by the parties hereto (the "Closing").


                                   ARTICLE II
                THE CORPORATION'S REPRESENTATIONS AND WARRANTIES

The Corporation hereby makes the following representations and warranties to the Service Providers, Bedrock Shareholders and Bedrock, each of which the Corporation represents to be true and correct on the date hereof and (except as the Corporation may notify Bedrock in writing prior to the Closing) shall be deemed made again as of the Closing and represented by the Corporation to be true and correct at the time of the Closing.

         2.1 ORGANIZATION. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is not required to be qualified or licensed as a foreign corporation in any other jurisdiction. The Corporation has the full power and authority to conduct the business in which it will engage upon completion of the transaction contemplated herein. The Corporation does not have any subsidiary or equity interest in any entity. Accurate, current and complete copies of the Articles of Incorporation and Bylaws of the Corporation are attached hereto as Schedule 2.1.

         2.2 STOCK OWNERSHIP. The authorized capital stock of the Corporation consists of Twenty Billion (20,000,000,000) shares of Common Stock, Four Hundred and Eighty Three Million, Six Hundred and Sixty Seven Thousand and Seventy Two (483,667,072) shares of which are issued and outstanding (excluding the Exchanged Corporation Stock).

All the issued and outstanding shares of capital stock of the Corporation are duly authorized, validly issued, fully paid and nonassessable. Upon the issuance of the Exchanged Corporation Stock, the Common Stock included in the Exchanged Corporation Stock shall, on a fully diluted basis, constitutes Thirty Eight percent (38%) of all the issued and outstanding Common Stock. Upon tender of the Bedrock capital stock to the Corporation in the manner contemplated in Section
1.1 hereof, legal and beneficial ownership of the Exchanged Corporation Stock shall be transferred to and vested in the Bedrock Shareholders and Service Providers free and clear of all encumbrances, and all the Exchanged Corporation Stock shall be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Corporation having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Corporation may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Corporation is a party or by which it is bound obligating the Corporation to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Corporation or obligating the Corporation to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Corporation to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Corporation. Notwithstanding any of the above, the Corporation refers to its current filings with the Securities and Exchange Commission, including potential obligations related to certain debenture holders.

         2.3 AUTHORITY AND APPROVAL OF AGREEMENT.

                  (a) The execution and delivery of this Agreement by the Corporation and the performance of all the Corporation's obligations hereunder have been duly authorized and approved by all requisite corporate action on the part of the Corporation pursuant to applicable law. The Corporation has the power and authority to execute and deliver this Agreement and to perform all its obligations hereunder.

                  (b) This Agreement and any other documents, instruments and agreements executed by the Corporation in connection herewith constitute the valid and legally binding agreements of the Corporation, enforceable against the Corporation in accordance with their terms, except that (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies may be limited by equitable principles.

         2.4 NO VIOLATIONS. Neither the execution, delivery nor performance of this Agreement or any other documents, instruments or agreements executed by the Corporation in connection herewith, nor the consummation of the transactions contemplated hereby: (i) constitutes a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or Bylaws of the Corporation, any provision of any contract to which the Corporation may be bound, any judgment or any law; or (ii) will or could result in the creation or imposition of any encumbrance upon, or give to any third person any interest in or right to, the Exchanged Corporation Stock or any other capital stock of the Corporation; or (iii) will or could result in the loss or adverse modification of, or the imposition of any fine or penalty with respect to, any license, permit or franchise granted or issued to, or otherwise held by or for the use of, the Corporation.

         2.5 FINANCIAL STATEMENTS. Available for review at www.sec.gov in the EDGAR filing system are audited financial statements of the Corporation ("Financial Statements"), including balance sheets, statements of operations, statements of changes in shareholders' equity and statements of cash flows for the fiscal year ended May 31, 2004 and the quarters ended August 31, 2004 and November 30, 2004 and February 28, 2005. For purposes hereof the "Balance Sheet" shall refer to the balance sheet for the quarter ended February 28, 2005. The Financial Statements and Balance Sheet are true, correct and complete, were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, and accurately reflect the Corporation's financial condition and the results of the Corporation's operations for the periods and as of the dates which they purport to cover.

         2.6 CONDUCT SINCE DATE OF BALANCE SHEET. Except as otherwise set forth herein), none of the following has occurred since the date of the Balance Sheet:

                  (a) Any material adverse change in the financial condition, obligations, capitalization, business, prospects or operations of the Corporation, nor are there any circumstances known to the Corporation which might result in such a material adverse change or such an effect;

                  (b) Any increase of indebtedness of the Corporation other than in the ordinary course of business;

                  (c) Any settlement or other resolution of any dispute or proceeding other than in the ordinary course of business;

                  (d) Any cancellation by the Corporation, without payment in full, of any obligation to the Corporation of any shareholder, director, officer or employee of the Corporation (or any member of their respective families), or any entity in which any shareholder, director or officer of the Corporation (or any member of their respective families) has any direct or indirect interests;

                  (e) Any obligation incurred by the Corporation other than in the ordinary course of business;

                  (f) Any payment, discharge or satisfaction of any obligation or judgment, other than in the ordinary course of business; or

                  (g) Any agreement obligating the Corporation to do or take any of the actions referred to in this Section 2.7 outside the ordinary course of business.

         2.7 CONTRACTS. The Corporation's periodic reports available on the EDGAR filing system contain an accurate, current and complete list and description of each contract and agreement, whether written or oral ("Contract"), (other than this Agreement) to which the Corporation is a party or by which the Corporation or any of its assets are bound. An accurate, current and complete copy of each Contract has been or will be made available to Bedrock for inspection and copying.

         2.8 OFFERS. There are no outstanding offers, bids, proposals or quotations made by the Corporation which, if accepted, would create a Contract with the Corporation.

         2.9 OFFICERS, DIRECTORS, AGENTS, ETC. Christopher Astrom and Richard Astrom are the sole officers and directors of the Corporation. Neither individual has an employment agreement.

         2.10 LABOR MATTERS. The Corporation has approved an Equity Incentive Plan for up to 50,000,000 shares of common stock. The underlying common stock has been registered by the Company on Form S-8. Other than the Equity Incentive Plan, the Corporation is not and has never been a party to: (i) any profit sharing, pension, retirement, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, health, welfare or incentive plan or agreement or other employee benefit plan, whether legally binding or not; or (ii) any plan providing for "fringe benefits" to its employees, including, but not limited to, vacation, disability, sick leave, medical, hospitalization and life insurance and other insurance plans, or related benefits; or

(iii) any employment agreements. No former employee of the Corporation has any claim against the Corporation (whether under federal or state law, any employment agreement or otherwise) on account of or for: (i) overtime pay; (ii) wages or salary for any period; (iii) vacation, time-off or pay in lieu of vacation or time-off; or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. No person or party (including, but not limited to, governmental agencies of any kind) has any claim or basis for any action or proceeding against the Corporation arising out of any statute, ordinance or regulation relating to discrimination in employment or to employment practices or occupational safety and health standards.

         2.11 ENVIRONMENTAL MATTERS. The Corporation has not generated any hazardous wastes or engaged in activities which are or could be interpreted to be potential violations of laws or judicial decrees in any manner regulating the generation or disposal of hazardous waste. There are no on-site or off-site locations where the Corporation has stored, disposed or arranged for the disposal of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or petroleum products; there are no underground storage tanks located on property owned or leased by the Corporation, and no polychlorinated biphenyls are used or stored at any property owned or leased by the Corporation.

         2.12 BOOKS AND RECORDS. The Corporation's books and records are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with generally accepted accounting principles, and fairly and accurately reflect all of the Corporation's assets, obligations and accruals, and all transactions (normally reflected in books and records in accordance with generally accepted accounting principles) to which the Corporation is or was a party or by which the Corporation or any of its assets are or were affected.

         2.13 TAXES. Except as otherwise disclosed in this Agreement, all taxes due, owing and payable by the Corporation have been fully paid. The amounts set up as provision for taxes on the Balance Sheet are sufficient for the payment of all accrued and unpaid taxes of the Corporation, whether or not disputed. The amount set up as provision for taxes on the Corporation's books and records for the current fiscal year through the Closing shall be sufficient for the payment of all accrued and unpaid taxes of the Corporation, whether or not disputed, for such period. No claim for any tax due from or assessed against the Corporation is being contested by the Corporation. None of the Corporation's tax returns or reports has been audited by the Internal Revenue Service or any state or local tax authority, and the Corporation has not received any notice of deficiency or other adjustment from the Internal Revenue Service or any state or local tax authority. There are no agreements, waivers or other arrangements providing an extension of time with respect to the assessment of any tax against the Corporation, nor are there any tax proceedings now pending or threatened against the Corporation. No state of facts exists or has existed, nor has any event occurred, which would constitute grounds for the assessment of any further tax against the Corporation.

         2.14 LITIGATION. The Corporation is not a party to, the subject of, or threatened with any litigation nor, to the best of the Corporation's knowledge, is there any basis for any litigation. The Corporation is not contemplating the institution of any litigation.

         2.15 OTHER LIABILITIES. No claim of breach of contract, tort, product liability or other claim, contingent or otherwise, has been asserted or threatened against the Corporation nor, to the best of the Corporation's knowledge, is capable of being asserted by any employee, creditor, claimant or other person against the Corporation. No state of facts exists or has existed, nor has any event occurred, which could give rise to the assertion of any such claim by any person.

         2.16 CONSENTS. The execution, delivery and performance by the Corporation of this Agreement and the consummation by the Corporation of the transactions contemplated hereby do not require any consent that has not been received prior to the date hereof.

         2.17 JUDGMENTS. There is no outstanding judgment against the Corporation. There is no health or safety problem involving or affecting the Corporation. There are no open workers compensation claims against the Corporation, or any other obligation, fact or circumstance which would give rise to any right of indemnification on the part of any current or former shareholder, director, officer, employee or agent of the Corporation, or any heir or personal representative thereof, against the Corporation or any successor to the businesses of the Corporation.

         2.18 IMPROPER PAYMENTS. Neither the Corporation, nor any of its current or former shareholders, directors, officers or employees or agents, nor any person acting on behalf of the Corporation, has, directly or indirectly, made any bribe, kickback or other payment of a similar or comparable nature, whether lawful or not, to any person, public or private, regardless of form, whether in money, property or services, to obtain favorable treatment for business secured or special concessions already obtained. No funds or assets of the Corporation were donated, lent or made available directly or indirectly for the benefit of, or for the purpose of supporting or opposing, any government or sub-division thereof, political party, candidate or committee, either domestic or foreign. The Corporation has not maintained and does not maintain a bank account, or any other account of any kind, whether domestic or foreign, which account was not or is not reflected in the Corporation's books and records, or which account was not listed, titled or identified in the name of the Corporation.

         2.19 FULL DISCLOSURE. All the representations and warranties made by the Corporation herein or in any Schedule, and all of the statements, documents or other information pertaining to the transaction contemplated herein made or given by the Corporation, its agents or representatives, are complete and accurate, and do not omit any information required to make the statements and information provided, in light of the transaction contemplated herein, non-misleading, accurate and meaningful.


                                   ARTICLE III
                    BEDROCK'S REPRESENTATIONS AND WARRANTIES

Bedrock hereby makes the following representations and warranties to the Corporation, each of which Bedrock represents to be true and correct on the date hereof and (except as Bedrock may notify the Corporation in writing prior to the Closing) shall be deemed made again as of the Closing and represented by Bedrock to be true and correct at the time of the Closing.

         3.1 ORGANIZATION. Bedrock is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is not required to be qualified or licensed as a foreign corporation in any other jurisdiction. Bedrock has the full power and authority to own all its assets and to conduct its business as and where its business is presently conducted. Accurate, current and complete copies of the Articles of Incorporation and Bylaws of Bedrock are attached hereto as Schedule 3.1. Bedrock has no subsidiaries or equity interest in any entity.

         3.2 STOCK OWNERSHIP. The authorized capital stock of Bedrock consists of Five Hundred (500) shares of common stock, Five Hundred (500) of which will be outstanding at Closing. All the issued and outstanding capital stock of Bedrock is duly authorized, validly issued, fully paid and nonassessable. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Bedrock having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Bedrock may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Bedrock is a party or by which it is bound obligating Bedrock to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Bedrock or obligating Bedrock to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Bedrock to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Bedrock.

         3.3 AUTHORITY AND APPROVAL OF AGREEMENT.

                  (a) The execution and delivery of this Agreement by Bedrock and the performance of all Bedrock's obligations hereunder have been duly authorized and approved by all requisite corporate action on the part of Bedrock pursuant to applicable law. Bedrock has the power and authority to execute and deliver this Agreement and to perform all its obligations hereunder.

                  (b) This Agreement and each of the other documents, instruments and agreements executed by Bedrock in connection herewith constitute the valid and legally binding agreements of Bedrock, enforceable against Bedrock in accordance with their terms, except that: (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies may be limited by equitable principles.

         3.4 NO VIOLATIONS. Neither the execution, delivery nor performance of this Agreement or any other documents, instruments or agreements executed by Bedrock in connection herewith, nor the consummation of the transactions contemplated hereby: (i) constitutes a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or Bylaws of Bedrock, any provision of any Contract to which Bedrock or its assets may be bound, any judgment to which Bedrock is bound or any law applicable to Bedrock; or (ii) result in the creation or imposition of any encumbrance upon, or give to any third person any interest in or right to, any other capital stock of Bedrock or any of the assets of Bedrock; or (iii) result in the loss or adverse modification of, or the imposition of any fine or penalty with respect to, any license, permit or franchise granted or issued to, or otherwise held by or for the use of, Bedrock.

         3.5 CONSENTS. The execution, delivery and performance by Bedrock of this Agreement and the consummation by Bedrock of the transactions contemplated hereby do not require any consent that has not been received prior to the date hereof.

         3.6 BEDROCK FINANCIAL STATEMENTS. Bedrock does not have currently prepared financial statements. However, prior to the Closing of the transaction, Bedrock shall provide full, complete and accurate financial disclosure to the Corporation, and the Corporation shall be entitled to conduct such review and ask such questions as it deems necessary and appropriate regarding the financial condition of Bedrock and other material matters. Bedrock shall obtain audited financial statements no later than 72 days from the close hereof in accordance with SEC rules and regulations.

         3.7 CONDUCT SINCE DATE OF FINANCIAL DISCLOSURE. Except as otherwise set forth herein, none of the following have occurred since the date of the Bedrock financial disclosure:

                  (a) Any material adverse change in the financial condition, obligations, capitalization, business, prospects or operations of Bedrock, nor are there any circumstances known to Bedrock which might result in such a material adverse change or such an effect;

                  (b) Any increase of indebtedness of Bedrock other than in the ordinary course of business;

                  (c) Any settlement or other resolution of any dispute or proceeding including Bedrock other than in the ordinary course of business;

                  (d) Any cancellation by Bedrock, without payment in full, of any obligation to Bedrock of any shareholder, partner, director, officer or employee of Bedrock (or any member of their respective families), or any person in which any shareholder, partner, director or officer of Bedrock (or any member of their respective families) has any direct or indirect interest;

                  (e) Any obligation incurred by Bedrock other than in the ordinary course of business;

                  (f) Any payment, discharge or satisfaction of any obligation or judgment of or against Bedrock, other than in the ordinary course of business; or

                  (g) Any Contract obligating Bedrock to do or take any of the actions referred to in this Section 3.7 outside the ordinary course of business.

         3.8 CONTRACTS. An accurate, current and complete copy of each material Contract has been furnished to the Corporation. Scott Crane and Robert Siegel shall take all action necessary to cause that certain line of credit agreement with Regents Bank to be paid off and closed prior to the Closing hereof. As an additional alternative Scott Crane and Robert Siegel shall take the necessary action to transfer such line of credit into their personal names, or another entity name, and shall cause Regents Bank to issue and release of liability to Bedrock prior to Closing.

         3.9 OFFERS. There are no outstanding offers, bids, proposals or quotations made by Bedrock which, if accepted, would create a Contract with Bedrock.

         3.10 OFFICERS, DIRECTORS, AGENTS, ETC. Scott Crane and Robert Siegel are the sole officers and directors of Bedrock.

         3.11 LABOR MATTERS. Bedrock is not and has never been a party to: (i) any profit sharing, pension, retirement, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, health, welfare or incentive plan or agreement or other employee benefit plan, whether legally binding or not; or
(ii) any plan providing for "fringe benefits" to its employees, including, but not limited to, vacation, disability, sick leave, Bedrock, hospitalization and life insurance and other insurance plans, or related benefits; or (iii) any employment agreement. No former employee of Bedrock has any claim against Bedrock (whether under federal or state law, any employment agreement or otherwise) on account of or for: (i) overtime pay; (ii) wages or salary for any period; (iii) vacation, time-off or pay in lieu of vacation or time-off; or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. No person or party (including, but not limited to, governmental agencies of any kind) has any claim or basis for any action or proceeding against Bedrock arising out of any statute, ordinance or regulation relating to discrimination in employment or to employment practices or occupational safety and health standards.

         3.12 ENVIRONMENTAL MATTERS. Bedrock has not generated any hazardous wastes or engaged in activities which are or could be interpreted to be potential violations of laws or judicial decrees in any manner regulating the generation or disposal of hazardous waste. There are no on-site or off-site locations where Bedrock has stored, disposed or arranged for the disposal of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or petroleum products; there are no underground storage tanks located on property owned or leased by Bedrock.

         3.13 BOOKS AND RECORDS. Bedrock's books and records are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with generally accepted accounting principles, and fairly and accurately reflect all of Bedrock's assets, obligations and accruals, and all transactions (normally reflected in books and records in accordance with generally accepted accounting principles) to which Bedrock is or was a party or by which Bedrock or any of its assets are or were affected.

         3.14 TAXES. Except as otherwise disclosed in this Agreement, all taxes due, owing and payable by Bedrock have been fully paid. The amounts set up as provision for taxes on the Bedrock Balance Sheet are sufficient for the payment of all accrued and unpaid taxes of Bedrock, whether or not disputed. The amount set up as provision for taxes on Bedrock's books and records for the current fiscal year through the Closing shall be sufficient for the payment of all accrued and unpaid taxes of Bedrock, whether or not disputed, for such period. No claim for any tax due from or assessed against Bedrock is being contested by Bedrock. None of Bedrock's tax returns or reports has been audited by the Internal Revenue Service or any state or local tax authority, and Bedrock has not received any notice of deficiency or other adjustment from the Internal Revenue Service or any state or local tax authority. There are no agreements, waivers or other arrangements providing an extension of time with respect to the assessment of any tax against Bedrock, nor are there any tax proceedings now pending or threatened against Bedrock. No state of facts exists or has existed, nor has any event occurred, which would constitute grounds for the assessment of any further tax against Bedrock. Bedrock has filed for and been granted an extension for the filing of its 2004 tax returns.

         3.15 LITIGATION. Bedrock is not a defendant in or threatened with any litigation nor, to the best of Bedrock's knowledge, is there any basis for any litigation. Bedrock is one of several Plaintiffs in a case pending in the 15th Judicial Circuit in and for Palm Beach County against Gulf Insurance Company seeking an aggregate return, on behalf of all Plaintiffs in the amount of $1,871,122.00

         3.16 OTHER LIABILITIES. No claim of breach of contract, tort, product liability or other claim (whether arising from Bedrock's business operations or otherwise), contingent or otherwise, has been asserted or threatened against Bedrock nor, to the best of Bedrock's knowledge, is capable of being asserted by any employee, creditor, claimant or other person against Bedrock. No state of facts exists or has existed, nor has any event occurred, which could give rise to the assertion of any such claim by any person.

         3.17 CONSENTS. The execution, delivery and performance by Bedrock of this Agreement and the consummation by Bedrock of the transactions contemplated hereby do not require any consent that has not been received prior to the date hereof.

         3.18 JUDGMENTS. There is no outstanding judgment against

Bedrock. There is no health or safety problem involving or affecting Bedrock. There are no open workers compensation claims against Bedrock, or any other obligation, fact or circumstance which would give rise to any right of indemnification on the part of any current or former shareholder, partner, director, officer, employee or agent of Bedrock, or any heir or personal representative thereof, against Bedrock or any successor to the business of Bedrock.

         3.19 COMPLIANCE WITH LAWS. Bedrock and its business are in full compliance with all laws.

         3.20 IMPROPER PAYMENTS. Neither Bedrock, nor any of its current or former shareholders, partners, directors, officers or employees or agents, nor any person acting on behalf of Bedrock, has, directly or indirectly, made any bribe, kickback or other payment of a similar or comparable nature, whether lawful or not, to any person, public or private, regardless of form, whether in money, property or services, to obtain favorable treatment for business secured or special concessions already obtained. No funds or assets of Bedrock were donated, lent or made available directly or indirectly for the benefit of, or for the purpose of supporting or opposing, any government or subdivision thereof, political party, candidate or committee, either domestic or foreign. Bedrock has not maintained and does not maintain a bank account, or any other account of any kind, whether domestic or foreign, which account was not or is not reflected in the Bedrock corporate books and records, or which account was not listed, titled or identified in the name of Bedrock.

         3.21 FULL DISCLOSURE. All the representations and warranties made by Bedrock herein or in any Schedule hereto, and all of the statements, documents or other information pertaining to the transaction contemplated herein made or given by Bedrock, its agents or representatives are complete and accurate, and do not omit any information required to make the statements and information provided, in light of the transaction contemplated herein, non-misleading, accurate and meaningful.


                                   ARTICLE IV
          BEDROCK SHAREHOLDERS' AND SERVICE PROVIDERS' REPRESENTATIONS,
                            WARRANTIES AND AGREEMENTS

Each Bedrock Shareholder and where applicable each Service Provider hereby makes the following representations and warranties to the Corporation, each of which such Bedrock Shareholder and where applicable Service Provider represents to be true and correct on the date hereof and (except as such Bedrock Shareholder or Service Provider may notify the Corporation in writing prior to the Closing) shall be deemed made again as of the Closing and represented by such Bedrock Shareholder and Service Provider to be true and correct at the time of the Closing.

         4.1 TITLE TO STOCK. He is the sole owner, legally and beneficially, of the Bedrock capital stock set forth on Schedule 1.1 hereto opposite his name, the consideration payable by him therefore has been paid and such stock is fully paid and nonassessable and free and clear of all encumbrances of every kind. He has full legal right, power and authority to enter into this Agreement and to sell, assign and transfer such stock to the Corporation. The delivery to the Corporation of such stock pursuant to the provisions of this Agreement will transfer to the Corporation valid title thereto, free and clear of all encumbrances of every kind except any created by the Corporation. The Bedrock capital stock represents his entire interest in Bedrock. He has no other rights, claims or interest to, against or in Bedrock, or its officers and directors.

         4.2 ENFORCEABILITY. This Agreement and each of the other documents, instruments and agreements executed by him in connection herewith constitute the valid and legally binding agreements of him, enforceable against him in accordance with their terms, except that: (i) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the enforcement of the rights and remedies of creditors; and (ii) the availability of equitable remedies may be limited by equitable principles.

         4.3 BROKERAGE FEES. There is no person acting on behalf of him who is entitled to or has any claim for any brokerage or finder's fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.


                                    ARTICLE V
                         INTERPRETATION AND SURVIVAL OF
                         REPRESENTATIONS AND WARRANTIES

         5.1 INTERPRETATION. Each warranty and representation made by a party in this Agreement or pursuant hereto is independent of all other warranties and representations made by the same party in this Agreement or pursuant hereto (whether or not covering identical, related or similar matters) and must be independently and separately satisfied. Exceptions or qualifications to any such warranty or representation shall not be construed as exceptions or qualifications to any other warranty or representation.

         5.2 SURVIVAL. All representations and warranties made in this Agreement or pursuant hereto shall survive the date hereof, the Closing, the consummation of the transaction contemplated hereby and any investigation.


                                   ARTICLE VI
                          OBLIGATIONS PRIOR TO CLOSING

         6.1 CONDUCT OF THE CORPORATION AND BEDROCK PENDING CLOSING. During the period from the date hereof until the Closing Date, except with the express prior written consent of the other party, the Corporation and Bedrock hereby covenant and agree that:

                  (a) each shall maintain its existence in good standing in the state of its incorporation and each other jurisdiction where it is required to be licensed or qualified as a foreign corporation, and shall not alter or amend its Articles of Incorporation or Bylaws;

                  (b) each shall duly and timely file all returns and reports required by any law to be filed by it, shall promptly pay when due all taxes assessed against it or any of its assets, and shall conform to and fully comply with all the laws pertaining to its assets or the conduct of its business; and

                  (c) each shall not take any action, or enter into any agreement that would cause a breach of any of the representations and warranties made herein by the Corporation or Bedrock, as applicable.


                                   ARTICLE VII

                    CONDITIONS PRECEDENT TO BEDROCK'S AND THE
                        BEDROCK SHAREHOLDERS' OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, Bedrock's and each of the Bedrock Shareholders' respective obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this
Article VII, except to the extent that such satisfaction is waived in writing by Bedrock and a majority in interest of the Bedrock Shareholders.

         7.1 REPRESENTATIONS AND WARRANTIES OF THE CORPORATION. All representations and warranties made by the Corporation in this Agreement and the Schedules hereto shall be true and correct in all respects on the date hereof, and shall be true and correct in all respects at the time of the Closing as though such representations were again made, without exception or deviation, at the time of the Closing.

         7.2 PERFORMANCE OF THIS AGREEMENT. The Corporation shall have duly performed or complied with all the obligations under this Agreement to be performed or complied with by the Corporation on or prior to the Closing.

         7.3 ABSENCE OF LITIGATION. No litigation shall have been instituted on or before the time of the Closing by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement, or which had or could have a material adverse effect on the business of the Corporation.

         7.4 DELIVERIES AT CLOSING. At or prior to Closing, in addition to all other deliveries to be made by the Corporation, the Corporation shall deliver or cause to be delivered to Bedrock and the Bedrock Shareholders a certificate signed by Christopher Astrom, President of the Corporation, dated the Closing, certifying that: (a) all of the terms and conditions of this Agreement to be satisfied or performed by the Corporation on or before the time of the Closing have been satisfied or performed; (b) no litigation has been instituted or, to the best of Christopher Astrom's knowledge, threatened on or before the time of the Closing by any person (other than Bedrock), the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement, or which had or could have a material adverse effect on the business of the Corporation; and (c) there has not been any material adverse change in or affecting the Corporation between the date of this Agreement and the time of the Closing.


                                  ARTICLE VIII

                           CONDITIONS PRECEDENT TO THE
                            CORPORATION'S OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, the Corporation's obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article VIII, except to the extent that such satisfaction is waived by the Corporation in writing.

         8.1 REPRESENTATIONS AND WARRANTIES OF BEDROCK AND THE BEDROCK SHAREHOLDERS. All representations and warranties made by Bedrock and the Bedrock Shareholders contained in this Agreement and the Schedules hereto shall be true and correct in all respects on the date hereof, and shall be true and correct in all respects at the time of the Closing as though such representations were again made, without exception or deviation, at the time of the Closing.

         8.2 PERFORMANCE OF THIS AGREEMENT. Bedrock and the Bedrock Shareholders shall have duly performed or complied with all of the covenants and obligations under this Agreement to be performed or complied with by them on or prior to the Closing.

         8.3 ABSENCE OF LITIGATION. No litigation shall have been instituted on or before the time of the Closing by any person, the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement.

         8.4 DELIVERIES AT CLOSING. At Closing, in addition to all other deliveries to be made to the Corporation hereunder, the Corporation shall receive a certificate signed by Scott Crane, the President of Bedrock, dated as of the Closing, certifying that: (a) all of the terms and conditions of this Agreement to be satisfied or performed by Bedrock on or before the time of the Closing have been satisfied or performed; (b) no litigation has been instituted or, to the best of Scott Crane's knowledge, threatened on or before the time of the Closing by any person (other than the Corporation), the result of which did or could prevent or make illegal the consummation of the transaction contemplated by this Agreement, or which had or could have a material adverse effect on the business of Bedrock; and (c) there has not been any material adverse change in or affecting Bedrock between the date of this Agreement and the time of the Closing.


                                   ARTICLE IX

                             OBLIGATIONS AT CLOSING

         9.1 OBLIGATIONS OF THE CORPORATION TO BEDROCK, THE BEDROCK SHAREHOLDERS AND THE SERVICE PROVIDERS AT CLOSING. The Corporation hereby covenants and agrees to deliver or cause to be delivered to Bedrock, the Bedrock Shareholders and the Service Providers at the Closing the following:

                  (a) Duly issued certificates (legended as provided in Section 1.5(a)(iii) hereof) representing all the Exchanged Corporation Stock, together with any documentary stamps required in connection with such transfer and such other appropriate documents and instruments of transfer as Bedrock may reasonably request.

                  (b) An Active Status Certificate for the Corporation, dated no earlier than ten (10) days before the Closing, from the State of Delaware.

                  (c) A copy of the resolutions adopted by the Board of

Directors of the Corporation, certified by its corporate secretary, which resolutions authorize it to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.


         9.2 BEDROCK'S OBLIGATIONS TO THE CORPORATION AT CLOSING. Bedrock agrees to deliver or cause to be delivered to the Corporation at the Closing the following:

                  (a) A Good Standing Certificate for Bedrock dated no earlier than ten (10) days before the Closing, from the State of Florida.

                  (b) A copy of the resolutions adopted by the Board of Directors of Bedrock, certified by its corporate secretary, which resolutions authorize it to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

                  (c) All outstanding Bedrock capital stock certificates to be exchanged for shares of Exchanged Corporation Stock free and clear of all encumbrances, together with all certificates evidencing the same and stock powers therefore, in a form acceptable to the Corporation, duly executed in blank.

         9.3 BEDROCK SHAREHOLDERS' OBLIGATIONS TO THE CORPORATION AT CLOSING. Each Bedrock Shareholder hereby covenants and agrees to deliver to the Corporation at the Closing the following:

                  (a) If not previously delivered to Bedrock for such purposes, all his Bedrock capital stock certificates, free and clear of all encumbrances, together with all certificates evidencing same and stock powers therefore, in a form acceptable to the Corporation, duly executed in blank.

                  (b) Such other documents and instruments as counsel to the Corporation may reasonably request.


                                    ARTICLE X

                                   TERMINATION

         10.1 TERMINATION ON DEFAULT. If, prior to the Closing, a party hereto shall materially breach or default in the full and timely performance and satisfaction of any of its representations and warranties or obligations under this Agreement, and such breach or default is not cured on or before the fifth
(5th) day after the date notice is given by the non-defaulting party to the defaulting party specifying the nature of such breach or default (or at or before the time of the Closing if sooner), then the non-defaulting party may terminate this Agreement immediately upon notice to the defaulting party; provided, however, that no Bedrock Shareholder may terminate this Agreement.

         10.2 TERMINATION AT CLOSING. If any of the conditions set forth in
Article VII hereof are not satisfied at or before the time of the Closing, then Bedrock may terminate this Agreement by notifying the Corporation at the Closing. If any of the conditions set forth in Article VIII hereof are not satisfied at or before the time of the Closing, then the Corporation may terminate this Agreement by notifying Bedrock and all the Bedrock Shareholders at the Closing.



                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, and addressed as set forth below:

                  If to the Corporation:             Christopher Astrom,
                                                     President
                                                     6915 Red Road
                                                     #222
                                                     Coral Gables, FL  33143


                  If to Bedrock or the               Scott Crane, President
                  Bedrock Shareholders:
                                                     ----------------------
                                                     ----------------------


         11.2 ENTIRE AGREEMENT. This Agreement, including the Schedules attached hereto and the documents delivered pursuant hereto, sets forth all the promises, covenants, agreements, conditions and understandings among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained. No changes of or modifications or additions to this Agreement shall be valid unless same shall be in writing and signed by the parties hereto.

         11.3 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon the parties hereto, their beneficiaries, heirs and administrators. No party may assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other parties.

         11.4 AMENDMENT. The parties hereby irrevocably agree that no attempted amendment, modification or change (collectively, "Amendment") of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such Amendment.

         11.5 NO WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

         11.6 GENDER AND USE OF SINGULAR AND PLURAL. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties or their personal representatives, successors and assigns may require.

         11.7 COUNTERPARTS. This Agreement and any Amendments may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         11.8 HEADINGS. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

         11.9 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Florida.

         11.10 FURTHER ASSURANCES. The parties hereto shall execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

         11.11 LITIGATION. If any party hereto is required to engage in litigation or arbitration against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any of its or his rights under this Agreement, and such litigation results in a final judgment in favor of such party (the "Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred by the Prevailing Party in so enforcing or defending its or his rights hereunder, including, but not limited to, all attorneys' fees, paralegals' fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder.

         11.12 CONFIDENTIALITY. Except for discussions of the transactions contemplated by this Agreement among the parties hereto and their respective representatives and counsel participating in this transaction, and except as may be required of the Corporation pursuant to federal securities laws, each party hereto shall, unless all other parties hereto shall otherwise agree, keep confidential and not, directly or indirectly, disclose to any person the existence of this Agreement, the transaction contemplated by this Agreement or any of the terms thereof, or the fact that the Corporation and Bedrock have entered into discussions or negotiations for any purpose whatsoever, and each party hereto shall use its good faith efforts to cause its employees, agents, officers, directors and representatives to abide by the foregoing restrictions on disclosure.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year set forth above.

                                      CAPITAL SOLUTIONS 1, INC.


_________________________             By: _______________________________
                                      Name: _____________________________
                                      Title: ____________________________


                                      BEDROCK HOLDINGS, INC.

_________________________             By: _______________________________
                                      Name: _____________________________
                                      Title: ____________________________



                                      BEDROCK SHAREHOLDERS:

                                      ___________________________________


                                      ___________________________________


                                      ___________________________________

                                      SERVICE PROVIDERS:

                                      ___________________________________
                                      Westchester Holdings, Inc.


                                      ___________________________________
                                      Horseshoe Investments, Inc.


                                      ___________________________________
                                      Harbourside Corporation Pty Limited


                                      ___________________________________
                                      Jamison Corporation Pty Limited


                                      ___________________________________
                                      Moreton Bay Group Pty Limited


                                      ___________________________________
                                      Bayshore Capital Pty Limited

SCHEDULE 1.1

BEDROCK SHAREHOLDERS:

Scott Crane and Robert Siegel together owners of 394 shares of Bedrock Holdings (197 each) shall together receive Sixty Seven Million Five Hundred Thousand (67,500,000) shares of Capital Solutions I, Inc.

Scott Crane and Robert Siegel direct their shares of Capital Solutions I, Inc. be issued as follows:

Federal One, Inc. - 20,000,000 shares;
North American Capital - 25,000,000 shares; and
Nothing Personal Just Business, Inc. - 22,500,000 shares;

Serac Holdings, Inc., the owner of 206 shares of Bedrock Holdings shall receive a total of One Hundred and Twenty Five Million (125,000,000) shares of Capital Solutions I, Inc. and hereby direct that its shares be issued in the name of Serac Holdings, Inc.

SERVICE PROVIDERS:

Westchester Holdings, Inc. shall receive Twenty Million (20,000,000) shares of Capital Solutions I, Inc.;

Horseshoe Investments, Inc. shall receive Twenty Million (20,000,000) shares of Capital Solutions I, Inc.;

Harbourside Corporation Pty Limited shall receive Twenty Million (20,000,000) shares of Capital Solutions I, Inc.;

Jamison Corporation Pty Limited shall receive Twenty Million (20,000,000) shares of Capital Solutions I, Inc.;

Moreton Bay Group Pty Limited shall receive Twenty Million (20,000,000) shares of Capital Solutions I, Inc.;

Bayshore Capital Pty Limited shall receive Seven Million Five Hundred Thousand (7,500,000) shares of Capital Solutions I, Inc.

                                  SCHEDULE 2.1
                                  ------------

                                  SCHEDULE 3.1
                                  ------------